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                                                                   Exhibit 10.21



                         EXECUTIVE EMPLOYMENT AGREEMENT

        This Executive Employment Agreement ("Agreement") is made and entered into this 23rd day of March, 2000 by and between Humboldt Bancorp, a California corporation, (hereinafter referred to as "Employer") and Kenneth J. Musante (hereinafter referred to as "Officer"). It is the intent of the parties that, except as otherwise provided in subparagraph (a) of Paragraph 3, this Agreement shall be retroactively effective to and including December 16, 1997.

        WHEREAS, the parties hereto desire to enter into an Agreement for the purpose of engaging the services of Officer by reason of Officer's experience, training, reputation and ability.

        NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

1. EMPLOYMENT TERM AND DUTIES. Officer has served and will continue to be employed as Vice President/Manager of Employer and will perform the duties as assigned by Employer. This Agreement is in effect until December 16, 2007, subject only to prior termination as otherwise provided herein.

2. EXTENT OF SERVICES. During the term of this Agreement, Officer shall devote Officer's full time, ability and attention to the business of Employer. Officer shall not, without prior written consent of the Board of Directors of the Employer, which shall not be unreasonably withheld, directly or indirectly render any services of a business, commercial or professional nature to any other person, firm, corporation or organization for compensation. Further, during the term of this Agreement, Officer shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any individual or representative capacity, engage or participate in any competing banking, commercial leasing or bankcard service.

        Nothing contained herein shall be construed to prevent Officer from investing Officer's assets in any form or manner which does not require any substantial activity on Officer's part as long as said investing does not in any manner for any amount of time interfere with Officer's performance or services on behalf of Employer, or involve a conflict of interest or the perception of a conflict. Employer shall be the sole judge of activities which have or might appear to be a conflict of interest.

3. COMPENSATION. In consideration of Officer's services to Employer during the employment as defined herein, Employer agrees to compensate Officer as follows:

        (a) BASE COMPENSATION. Officer's Base Compensation for the period December 16, 1997 and August 31, 1999, inclusive, is hereby agreed to have been Officer's annual base salary actually paid from time to time to Officer by Employer during such period(s). From and after September 1, 1999, for Officer's services

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               hereunder Employer shall pay annually a base salary ("Base
               Compensation") to Officer of Eighty Five Thousand Dollars ($85,000.00). Adjustments to the Base Compensation will be at Employer's sole discretion: provided, however, that the Base Compensation stated herein shall not be decreased during the term of this Agreement without the written consent of both Employer and Officer.

        (b) VARIABLE COMPENSATION. In addition to the Base Compensation, Officer shall receive, subject to the limitations set forth in paragraph 3(e) below, Variable Compensation in the amount of two and one-half percent (2.5%) of the Proprietary Portfolio's (as defined in Addendum 2) net pre-tax annual income as determined in accordance with generally accepted accounting principles by Employer's outside independent Certified Public Accountants. Variable Compensation will be paid quarterly on the first pay period immediately following each quarter end.

        (c) BONUS COMPENSATION. In addition to the Base and Variable Compensation, Employer may, from time to time, grant Officer a bonus in amount and at such times and for such reasons as shall be solely within Employer's discretion. Officer shall have no right to any bonus compensation unless and until such time, and only to the extent, as such may be granted in a specific instance by Employer.

        (d) TOTAL CASH COMPENSATION. Officer's total compensation ("Total Cash Compensation"), which shall include Base Compensation, Variable Compensation and Bonus Compensation, shall not exceed Three Hundred Thousand Dollars ($300,000.00) per year unless, upon recommendation of Management, the Board and Officer agree to amend this Agreement. Any amendment, to be effective, must be in writing.

        (e) FAIR ALLOCATION OF EFFORTS. It is intended by the parties to this Agreement that Officer shall fairly allocate his time and energies between the Proprietary Portfolio and the other duties to be undertaken by him on behalf of Employer. It is therefore agreed that Variable Compensation shall not, in any year, exceed fifty percent (50%) of the Total Cash Compensation paid to Officer. If, in any quarter, the amount which would otherwise be paid to Officer as Variable Compensation exceeds fifty percent (50%) of Officer's Total Cash Compensation for that quarter, the parties will immediately meet to discuss and consider, in good faith, whether an amendment to the Agreement would be appropriate under the circumstances then existing. Neither party, however, shall have any obligation to amend the Agreement in any respect and unless both parties agree to amend this Agreement in writing, the Agreement shall remain in full force and effect.

4. EXPENSES. Employer will pay for and reimburse Officer for all ordinary and necessary business expenses upon presentation of adequate receipts, or proof of payment by Officer, or an account of such expenditures satisfactory to Employer. No expense will be paid

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        which will not qualify as a proper deduction on the federal and state income tax returns of Employer as a business expense or as deductible compensation to Officer.

5. BENEFITS. Employer will provide to Officer and his eligible dependents Employer's Executive Benefits plan attached hereto as Addendum 1, which is a part of this Agreement. The benefits as listed on Addendum 1 are more fully described in Employer's Employee Handbook and related Summary Plan Description documents. Employer reserves the right to make changes in its benefit plans, its handbook, and Summary Plan Description documents from time to time in its sole discretion.

6. EQUITY PARTICIPATION. Officer shall have an interest ("Officer's Share") in the Proprietary Portfolio (as defined in Addendum 2) as set forth in this Paragraph.

        (a) Employer may sell all or any portion of the Proprietary Portfolio at any time, and under such terms and conditions as Employer may, in Employer's sole discretion, decide. In the event of a sale ("Sale") of all or any portion of the Proprietary Portfolio by Employer at any time (except in circumstances where Employer is acquired by, merges or consolidates with, another entity or otherwise reorganizes its corporate structure, or except with respect to a sale to Officer pursuant to subparagraph 6(g) below), Officer shall be entitled to ten percent (10%), irrespective of any vesting provisions set forth hereunder, of the net proceeds of the Sale ("Sale Proceeds"). Net proceeds shall reflect deductions for all expenses incurred by Employer in completing the transaction, including (but not limited to) commissions and appraisals.

        (b) For all other purposes, Officer's Share shall accrue at the rate of one percent (1%) per year of the Proprietary Portfolio, as it exists from time to time, for each full year of Officer's employment pursuant to this Agreement, beginning December 16, 1998, up to a maximum of ten percent (10%) thereof on and after December 16, 2007.

        (c)    Officer's Share shall not vest until either:

               (i) Officer is continuously employed pursuant to this Agreement through and until the sixth (6th) anniversary of this Agreement, at which point Officer will have accrued a six percent (6%) interest in the Proprietary Portfolio, and thereafter shall continue to vest at the rate of an additional one percent (1%) per year on the seventh (7th) through the tenth (10th) anniversaries of this Agreement; or

               (ii) Officer is terminated at any time by Employer without cause, in which case Officer's Share shall immediately vest in the amount of the maximum percentage (10%).

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        (d)    If Officer:

               (i) resigns employment or is terminated for cause prior to the vesting date, Officer's Share shall immediately become zero (0), and Officer shall have no right to share in any Sale Proceeds, or thereafter have any interest whatsoever in the Proprietary Portfolio.

               (ii)   is terminated for cause or resigns on or after the sixth
                      (6th) anniversary date of this Agreement, Employer shall purchase the vested amount of Officer's Share for a purchase price which shall be equal to the fair market value of the Proprietary Portfolio on the date of termination or resignation, determined pursuant to the provisions of subparagraph 6(e), multiplied by the percentage of the Officer's Share then vested.

        (e) For purposes of subparagraph 6(d)(ii), the fair market value of the Proprietary Portfolio will be established (unless an election is made by Employer to sell the entire Proprietary Portfolio pursuant to subparagraph 6(f)(iii)), within ninety (90) days of the date of termination or resignation of employment, by obtaining an independent appraisal by an appraiser mutually agreed upon by Officer and Employer. If Officer and Employer are unable to agree upon the selection of an appraiser, either party may apply to the Humboldt County Superior Court for the appointment of an appraiser. The appraiser, however selected, shall be a person having national experience in evaluating businesses of the type represented by the Proprietary Portfolio. The determination of the appraiser shall be final and binding upon the parties.

        (f) In the event of a purchase by Employer of the Officer's Share, pursuant to the provisions of subparagraph 6(d)(ii) above, Employer may, at Employer's sole option, elect to pay Officer for such purchase:

               (i) in cash or an equivalent value using Employer's stock, valued at the closing market price therefor on the NASDAQ on the date of termination or resignation, in either which case payment shall be due no later than sixty (60) days from the date of the determination of the purchase price;

               (ii)   pursuant to a note, fully amortized over a period of sixty
                      (60) months, which shall bear interest at Employer's prime rate with principal and interest due in monthly installments; or

               (iii) alternatively, Employer may elect to sell the entire Proprietary Portfolio to a third party in an arm's length transaction and remit to Officer his vested Officer's Share of the Sale Proceeds. The provisions of subparagraph 6(a) above shall not apply to such a sale.

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        (g)    In the event that Employer elects to sell the Proprietary
               Portfolio, in its entirety as it then exists at the time of sale, at any time during Officer's period of employment pursuant to this Agreement, Employer shall first offer to sell to Officer the entire Proprietary Portfolio for an amount and upon terms and conditions set by Employer. Officer must accept this offer within ninety (90) days of written notice from Employer of the proposed sale terms. In the event that Officer declines the offer or fails to accept it within such ninety (90) day period, Employer may at any time thereafter sell the Proprietary Portfolio to any third party upon any terms and conditions Employer elects; provided, however, that with respect to any sale occurring within the six
               (6) months following the date of such declination or failure, the sales price shall be not less than ninety percent (90%) of the price offered to Officer. Officer's right to purchase the Proprietary Portfolio, as described herein, shall be a one time right only, and Employer's failure to sell the Proprietary Portfolio following a declination to purchase the Proprietary Portfolio or other failure to accept Employer's offer on Officer's part shall not create any further or extended right to purchase the Proprietary Portfolio by Officer; provided, however, that Employer may make Officer a subsequent offer pursuant to the terms of this subparagraph at a future date should Employer so elect, at Employer's sole option.

        (h) Except as otherwise provided in Paragraph 11, Officer's Share, whether vested or contingent, may not be sold, transferred, assigned or hypothecated by Officer.

7. INDEMNIFICATION. Employer shall indemnify Officer as an agent of Employer to the fullest extent permitted under California law, including but not limited to Section 317 of the General Corporation Law as the same is now in effect or shall be amended. Such indemnification shall include the advancement of expenses incurred in defending any indemnifiable proceeding prior to its final disposition.

8. MORAL CONDUCT. Officer agrees to conduct himself at all times with due regard to public conventions and morals. Officer further agrees not to do or commit any act that will reasonably tend to degrade him or to bring him into public hatred, contempt or ridicule, or that will reasonably tend to shock or offend the community, or to prejudice Employer or the banking, commercial leasing or finance industry in general.

9.      CONFIDENTIAL INFORMATION.

        (a) Officer understands that during the course of his employment with Employer, he will have access to trade secrets and other confidential information which is of a special and unique nature, the value of which would be destroyed by disclosure to any person or entity not directly affiliated with the management of the Employer. Such trade secrets and confidential information include, but are not limited to: Employer's customer lists and price lists; business and/or personal information about customers and prospects; customer agreements; identities of key customer

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               contacts: credit histories; special tracking programs; Employer's internal procedures, programs, manuals, forms, marketing plans, pricing structure, business processes, research reports and studies, sales materials, merchandising aids, records, and the identity and purchasing preferences of Employer's customers and suppliers, strategic plans and other knowledge of Employer's trade secrets that are integral to the products or services of Employer that could materially damage Employer if known and utilized in competition with Employer, including other similar information which is not easily available from public sources, as well as compilations of information prepared by or for Employer, where such compilations are not readily available from public sources in their compiled form (hereinafter "Confidential Information"). Accordingly, Officer agrees that without the prior express written consent of the Board of Directors of Employer, Officer will not, either during the term of this Agreement or at any time thereafter, disclose any such Confidential Information, directly or indirectly, to anyone who is not employed directly by Employer or employed as an executive officer of an affiliate of Employer. Officer further agrees that he shall not use any Confidential Information for the benefit of himself or anyone other than Employer without the prior written consent of the Board of Directors of Employer.

        (b) The terms of this Agreement are confidential, and Officer shall not, either before or after termination of this Agreement and except with Employer's consent in writing, disclose to anyone any information relating to this Agreement other than to Officer's own attorney or accountant for the express purpose of reviewing this Agreement or as ordered by a court of competent jurisdiction or otherwise required to be disclosed by applicable law or regulation.

        (c) All records in any form, including but not limited to: books, files, manuals, drawings, customer lists, records, documents, computer files, brochures, equipment, supplies, keys and other items relating to Employer's business which have been or may be prepared, possessed or controlled by Officer are, and shall forever remain, the sole and exclusive property of Employer. Accordingly, Officer shall surrender any and all such material to Employer immediately upon request of Employer or upon termination of this Agreement, whichever occurs earlier and, further, may not make copies of any such material for his personal use.

10. NO SOLICITATION. Officer agrees that Employer has invested substantial money, time and effort in assembling its present staff of personnel. Accordingly, Officer agrees that for a period of three (3) years after termination of employment, Officer will not in any way directly or indirectly induce or solicit any of Employer's employees to leave their employment. In the event of any solicitation, the parties acknowledge that it would be extremely difficult if not impractical, to fix the actual damages that Employer would incur. Therefore, the parties agree that a fair estimate of the damage to Employer resulting from solicitation of its employees would be sixty percent (60%) of the total annual compensation paid by Employer during the immediately preceding twelve (12)

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        months to the employee(s) solicited, which sum shall become due and payable to Employer as liquidated damages, and not as a penalty, on the day following the solicited employee's separation from employment with Employer. In the event that Humboldt Bancorp is sold, the provisions of this Section 10 shall no longer be applicable.

11.     TERMINATION OF EMPLOYMENT.

        (a) Officer's employment is "at will" and may be terminated by Employer with or without cause or notice but such termination shall be subject to the provisions of Paragraph 6 hereof.

        (b) "Termination for cause," for all purposes of this Agreement, shall mean (i) Officer's substantial failure to perform the stated duties of his position, including financial performance, as determined solely by the Board of Directors of Employer, subject to good faith, fair dealing and reasonableness by Employer and not as a result of arbitrary or capricious acts by Employer, (ii) conduct involving moral turpitude prohibited by the Employee Handbook, (iii) occurrence of any event involving moral turpitude specified in the regulations of any federal or state regulator of competent jurisdiction as grounds for immediate termination as now or hereafter in effect, (iv) personal dishonesty, willful misconduct, gross negligence, breach of fiduciary duty involving personal profit, or willful violation of any law, rule or regulation (other than a traffic violation or similar offense); or (v) conduct resulting in the initiation of any formal action by a regulatory agency to remove Officer from his employment with Employer or the issuance of a cease and desist order the subject matter of which includes any conduct of Officer prohibited by such order.

        (c) The provisions of Paragraph 9 (confidentiality) and Paragraph 10 (solicitation) shall survive any termination of this Agreement.

12. NOTICE. Any notices to be given hereunder by either party to the other may be effected in writing by mail, registered or certified, postage prepaid with return receipt requested. Notices to Employer shall be given to Employer at its then current principal office, c/o the Chairman of the Board of Directors. Notices to Officer shall be sent to Officer's then current or last known personal residence.

13. ENTIRE AGREEMENT. This Agreement is in addition to any other agreements either oral or in writing, between the parties hereto with respect to the employment of Officer by Employer. Any modification of the Agreement will be effective only if it is in writing signed by the parties hereto.

14. PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall

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        nevertheless continue in full force and effect without being impaired or invalidated in any way.

15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

16. WAIVER. The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless this waiver is in writing and signed by such waiving party. No delay in exercising any rights shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion,

17. ASSIGNMENT. Neither this Agreement nor any of the rights or benefits hereunder shall be subject to execution, attachment or similar process. This Agreement, nor any rights or benefits hereunder, may not be assigned, transferred, pledged or hypothecated without the written consent of both parties hereto; provided, however, that in the event of any sale of substantially all of the assets of, or merger, consolidation, conversion or other reorganization involving the Employer, any successor to Employer by reason of such reorganization shall succeed to all Employer's rights and benefits and shall be subject to all of Employer's duties and obligations hereunder, without the necessity of any consent of Officer.

18. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience of reference and are not a part of this Agreement and shall not be used in the construction or interpretation thereof.

19. ARBITRATION; ATTORNEY'S FEES. Any controversy or claim arising out of or related to this Agreement or alleged breach of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitration shall be conducted in Eureka, California, or such other location as shall be agreed to by Officer and Employer. There shall be a single arbitrator. Officer and Employer jointly shall directly appoint such arbitrator within thirty (30) days after the arbitration is initiated, failing which the arbitrator shall be appointed as provided in the Rules. The arbitrator shall be a retired judge of the State of California or an attorney having at least fifteen (15) years experience as a business attorney. The reasonable costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fees of the arbitrator, attorney's fees, and all other fees and costs shall be awarded by the arbitrator to the prevailing party in any such arbitration.

20. OFFICER'S REPRESENTATIONS. Officer represents that he is free to enter into this contract and is not precluded or limited, by contract or otherwise, from fulfilling the duties and obligations encompassed by this contract. Officer further acknowledges that this representation is material to Employer's decision to enter into this contract and agrees

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        that if such representation is found to be untrue, this contract may be terminated as if for cause by Employer.

HUMBOLDT BANCORP

By:
    ------------------------------------
    Theodore S. Mason, President & CEO


    ------------------------------------
    Kenneth J. Musante

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                                   ADDENDUM 1

                           EXECUTIVE BENEFITS PACKAGE

MEDICAL INSURANCE:                      Employer pays employee's coverage.
                                        Employee pays cost of family coverage
                                        under Employer's Executive Group Medical
                                        Insurance Plan.

DENTAL INSURANCE:                       Employer pays employee's coverage.
                                        Employee pays cost of family coverage
                                        under Employer's Executive Group Dental
                                        Insurance Plan.

VISION INSURANCE:                       Employer pays employee's coverage.
                                        Employee pays cost of family coverage
                                        under Employer's Executive Group Vision
                                        Insurance Plan.

LIFE INSURANCE                          Employer pays cost of term life
                                        insurance policy in amount of two (2)
                                        times annual Base Compensation naming
                                        beneficiary of Employee's choice.

DISABILITY INSURANCE:                   Officer shall pay full cost of any
                                        supplemental Disability Insurance
                                        Program.

SALARY AUGMENTATION:                    Per agreement dated December 1, 1996,
                                        Officer will receive a defined benefit
                                        (annuity) to be paid in 180 monthly
                                        installments beginning on December 1,
                                        2001. Projected base as of starting date equals $146,665.

VACATION:                               Four (4) weeks per year with annual
                                        carryover ability of two (2) weeks which must be taken the following year.

SICK LEAVE/HOLIDAYS:                    Standard employee package.

MISCELLANEOUS                           Employer to reimburse Officer for
                                        cellular telephone including airtime
                                        charges. Employer to pay dues and fees
                                        for memberships in professional
                                        organizations approved by Employer.

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                                   ADDENDUM 2

        PROPRIETARY PORTFOLIO: For purposes of the Agreement, the "Proprietary Portfolio" referred to in Sections 3(b), 3(e), 6, 11 (d) and 11 (e) thereof shall consist of all merchant accounts associated with the merchant processing activity generated through the Bank Identification Number 419404 and FDR System Number 5379.

        As used in Section 3(b) of the Agreement, "net pre-tax income" means all income generated by the Proprietary Portfolio (including but not limited to application income, equipment income, discount income, lease income, income from deposits on hold, American Express income and any other expense and/or income associated therewith) less all expenses associated with the Proprietary Portfolio (including but not limited to staff expense, telecommunication expense, marketing expense, bank occupancy expense, postage expense and equipment expense, in both cases calculated before provision for taxes.

        When determining the value of the principal of the Proprietary Portfolio for purposes of Section 6 of the Agreement, the entire operation will be considered so as to recognize the value of the business, its marketing potential, systems and future new accounts, rather than merely the merchant accounts themselves.

        The Proprietary Portfolio may be expanded to include other newly created BINs and systems upon the express written consent of the Executive Review Committee of Humboldt Bank.